Exhibit 15.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the inclusion in this Report on Form 20-F of Bitfufu Inc. of our report dated May 12, 2023 relating to the financial statements of Finfront Holding Company which appears in this Report.

We also consent to the reference of WWC, P.C., as an independent registered public accounting firm, as experts in matters of accounting.

San Mateo, California	WWC, P.C.
March 6, 2024	Certified Public Accountants
PCAOB ID: 1171